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                                                                    EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
ASTROLINK International LLC:

We consent to incorporation by reference in the registration statements (Nos. 333-18167, 333-35454 and 333-48770) on Form S-8 of Liberty Satellite &
Technology, Inc. of our report relating to the consolidated balance sheets of ASTROLINK International LLC and subsidiaries (a development stage limited liability company) as of December 31, 2001 and 2002, and the related consolidated statements of operations, members' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and for the period from April 22, 1999 (date of inception) through December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of Liberty Satellite & Technology, Inc.

Our report, dated March 14, 2003, contains an explanatory paragraph that states that the Company has not generated any revenue and is dependent upon additional equity and/or debt financing to complete construction and launch of its intended satellite system, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                               /s/ KPMG LLP


McLean, Virginia
March 27, 2003